Exhibit 8.1

[•], 2018

Concho Resources Inc.,

            One Concho Center,

                        600 West Illinois Avenue

                                     Midland, Texas 79701

Ladies and Gentlemen:

We have acted as counsel to Concho Resources Inc., a Delaware corporation (“Concho”), in connection with the proposed merger (the “Merger”) of Green Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Concho (“Merger Sub”), with and into RSP Permian, Inc. (“RSP”) pursuant to the Agreement and Plan of Merger dated March 27, 2018, (the “Agreement”), between Concho, Merger Sub and RSP. Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement on Form S-4 of Concho, including the proxy statement/prospectus of Concho and RSP contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Concho and RSP to us dated [•], 2018 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the effective time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the effective time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of Concho and RSP.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the continuing validity of the opinion set forth herein.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,